Code of Ethics

Effective: July, 2013

19200 Von Karman Ave., Suite 800 ● Irvine, CA 92612 ● Tel: 866-612-5808 ● 714-427-5800 ● Fax: 866-293-5833

CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT				1
16	Introduction			1
17	Scope of the Code			1
	17.1	Supervision		1
18	Fiduciary Duty			2
19	Standards of Business Conduct			2
	19.1	Compliance with Securities Laws & Rules		2
	19.2	Conflicts of Interest		2
	19.3	Outside Business Activities		3
	19.4	Maintenance of Independence and Objectivity		3
		19.4.1	Gifts and Entertainment	3
		19.4.2	Exclusions	4
	19.5	Additional Standards		5
20	Personal & Proprietary Trading			5
	20.1	Definition of Access Person		5
		20.1.1	List of Access Persons	6
		20.1.2	Immediate Family	6
	20.2	Beneficial Owner		6
	20.3	Personal Securities Transactions Policy		6
		20.3.1	Pre-Clearance of Trades	7
	20.4	Personal Accounts		7
		20.4.1	Personal Holdings Reports	8
		20.4.2	Personal Security Transaction Reports	8
		20.4.3	Exceptions to the Pre-Clearance, Ban on Short Term Trading and Reporting Policies	9
21	Insider Trading			9
	21.1	Summary		10
	21.2	Insider		10
	21.3	Material		11
	21.4	Nonpublic		11
	21.5	Policy Statement		11
	21.6	Disclosure of Material Nonpublic Information		11
	21.7	Procedures		11
	21.8	Questions about TEG's Insider Trading Policy		12
	21.9	Violations		12
22	Preserving Confidentiality			12
23	Reporting Violations			13
	23.1	Sanctions/Disciplinary Policy		13
24	Code of Ethics Acknowledgement			13

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CODE OF ETHICS AND STANDARDS OF BUSINESS CONDUCT

16	Introduction

The Elements Financial Group, LLC (“TEG”) is an investment adviser registered with the U.S. Securities and Exchange Commission under the Investment Advisers Act of 1940.

TEG offers an asset allocation platform (the “Platform”) to affiliated and non-affiliated registered investment advisors (“Advisors”) for use with their clients. TEG will perform the services outlined in the Sub-Adviser Agreement executed between TEG and each Advisor.

TEG also offers investment advisory services to potential clients referred by solicitors affiliated with third party broker-dealers. In these cases TEG will, in addition to providing services as the Platform provider as outlined in the Solicitor’s Agreement executed between TEG and each Solicitor, provide investment advisory services to the solicited client in accordance with the Investment Management Agreement (“IM Agreement”) executed between the solicited client and TEG (as Advisor)

Pursuant to Rule 204A-1 of the Investment Advisers Act of 1940 (the “Adviser’s Act”), an investment adviser is required to establish, maintain and enforce a written code of ethics that must set forth standards of conduct expected of advisory personnel and address conflicts that arise from personal trading by advisory personnel.

17	Scope of the Code

TEG has adopted the following Code of Ethics and Standard of Business Conduct (“the Code”), which will govern all “Supervised Persons” of the firm. TEG’s Supervised Persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of TEG and are subject to TEG’s supervision and control.

Christopher E. Winn serves as the Chief Compliance Officer (“CCO”) for TEG. The CCO is responsible for the administration of TEG’s compliance program. Any questions regarding the Code should be addressed with the CCO. The Code requires Supervised Persons to report or disclose to and/or seek approval from the CCO for certain activities. In the case of the CCO, the CCO will report to and seek approval from Nicholas Scalzo (CEO) and/or Jeff Olsen (COO). Mr. Scalzo and Mr. Olsen will also serve as a back-up to the CCO in the absence of the CCO during vacations, extended illness or incapacity. However, Mr. Scalzo and Mr. Olsen may never approve their own activities.

The CCO will prepare an Annual CCO report including an update to the TEG Risk Analysis. Such reports will be presented to TEG management upon completion.

17.1	Supervision

Supervised Persons with supervisory responsibility, authority, or the ability to influence the conduct of others will exercise reasonable supervision over those subject to their supervision or authority in order to prevent any violations of applicable statutes, regulations, or provisions of the

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Code. In so doing, Supervised Persons may rely on procedures established by TEG that are reasonably designed to prevent and detect such violations.

18	Fiduciary Duty

TEG is an investment adviser and as such is a fiduciary that owes its clients a duty of undivided loyalty. With respect to all TEG client accounts, Supervised Persons of TEG will:

1.	Act for the benefit of their clients, and place their client’s interests before their own;

2.	Exercise independence in making investment decisions for clients;

3.	Conduct personal securities transactions in a manner that is consistent with the Code and act to avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility;

4.	Safeguard and keep confidential nonpublic personal information of clients; and

5.	Comply with applicable federal securities laws.

Supervised persons of TEG will never under any circumstances:

1.	Employ any device, scheme or artifice to defraud a client;

2.	Make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client; or

4.	Engage in any manipulative practice with respect to a client.

19	Standards of Business Conduct

In reflection of its fiduciary duty, TEG adopts the following standards of business conduct:

19.1	Compliance with Securities Laws & Rules

Supervised Persons will comply with all applicable federal securities laws. Furthermore, Supervised Persons will not engage in any professional conduct involving dishonesty, fraud, deceit, or misrepresentation.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940 (“Advisers Act”), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the U.S. Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

19.2	Conflicts of Interest

Supervised Persons will make best efforts in identifying actual and potential conflicts of interest. Supervised Persons will seek to avoid conducting personal or private business that conflicts with, or gives the appearance of conflicting with, the interests of the firm or its clients. Where potential conflicts cannot be eliminated, Supervised Persons will fully disclose those to TEG, and TEG will fully disclose material facts concerning that conflict to the client(s). TEG considers a “conflict of

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interest” to be any situation in which the Supervised Persons’ own interests could interfere with the Supervised Persons’ responsibilities as a representative of TEG. TEG expects Supervised Persons to report a potential conflict of interest to the CCO.

19.3	Outside Business Activities

Supervised Persons have a duty of loyalty to the firm and his or her efforts should be devoted to the firm’s business. TEG encourages Supervised Persons’ participation in outside business activities that enhance the professionalism of its Supervised Persons and the reputation of the firm, and that are civic, charitable, and professional in nature. Simultaneously, TEG recognizes that outside business activities may raise conflicts of interest. Supervised Persons must disclose, at the time they become a Supervised Person of TEG and upon any change thereafter, all outside business activities. This disclosure must be in writing with a clear description of the activities to be performed and any compensation to be received. Further, Supervised Persons may not engage in any outside business activity that relates to money management and/or is in competition with services provided by TEG without first receiving prior approval for the activity from the CCO. This pre-approval must be sought in writing with a clear description of the activities to be performed and any compensation to be received. Outside business activity disclosures and decisions by the CCO will be included in the Supervised Person’s file.

Outside business activities requiring disclosure include, but are not limited to:

1.	Being employed by or compensated by any other entity;

2.	Being active in any other business, including part-time, evening, or weekend employment;

3.	Being active in any civic or charitable organization;

4.	Serving as an officer, director or partner in any other entity;

5.	Owning an interest in any non-publicly traded company or other private, non-real property investment; or

6.	Acting as a trustee for client accounts.

Supervised Persons will also comply with the requirements regarding disclosure of conflicts of interest imposed by law and by rules or organizations governing their activities and will comply with any prohibitions on their activities if conflicts of interest exist.

19.4	Maintenance of Independence and Objectivity

Supervised Persons will use particular care and good judgment to achieve and maintain independence and objectivity in the performance of their roles and responsibilities. Supervised Persons will avoid giving or receiving any gift, donation, benefit, service or other favor that might affect, or be seen to potentially affect, the performance of their roles and responsibilities, or which might compromise the credibility of TEG.

19.4.1	Gifts and Entertainment

TEG recognizes the potential conflicts of interest when Supervised Persons of the firm give and/or receive gifts, entertainment, or other items of value to/from any person or entity that does business with the firm. The overriding principle is that Supervised Persons will not accept inappropriate gifts, favors, entertainment, special accommodations, or others things of material value that could influence decision-making or make the Supervised Person feel beholden to

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another person or firm. Similarly, Supervised Persons will not offer gifts, favors, entertainment or other things of value that may be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to the firm. Therefore, TEG has adopted the following policies and procedures regarding giving and/or receiving gifts and entertainment:

1.	Supervised Persons will not give a gift to any client, vendor, potential vendor or anyone else that does business or seeks to do business with the firm in excess of $250, without approval from the CCO. Supervised Persons will not give any gifts to potential clients.

2.	Supervised Persons will not accept any gift or other items of value from any client, potential client, vendor, potential vendor or anyone else that does business with or seeks to do business with the firm that is in excess of $100 without approval from the CCO. All gifts received in excess of $100 must be reported to the CCO.

3.	Cash and/or cash equivalents will never be offered or accepted, regardless of the amount. For purposes of this policy, gift cards are not considered cash equivalents, but must meet the limits described in 4.4.1 - #1 and #2 above.

4.	Supervised Persons will not provide or accept extravagant or excessive entertainment to or from a client, prospective client, or any person or entity that does or seeks to do business with the firm. Supervised Persons may occasionally provide or accept a business entertainment event, such as a dinner, sporting event, or concert of reasonable value, as well as any transportation and/or lodging accompanying or related to such activity or event. Normally, the person or entity providing the entertainment will be present and the business entertainment should not exceed $300 per individual. Anything above this limit must be approved by the CCO prior to providing or accepting.

5.	From time to time, Supervised Persons may receive offers to attend conferences, seminars, or similar events provided by or sponsored by a person or entity that does or seeks to do business with TEG, such as, a mutual fund company, custodian, or broker-dealer. In addition, the sponsors may offer to cover the costs associated with the attendance of these events such as travel, lodging, meals, and conference fees. Each offer must be approved in advance by the CCO after a determination is made on whether the event and/or any covered expenses associated with the event would present TEG with related real or perceived conflicts of interest.

6.	As stated, above, Supervised Persons must report gifts given and received to the CCO. The CCO will maintain a log of all gifts given in excess of $250 and all gifts received in excess of $100. The log will include the name of the person or company giving/receiving the item, the date the item was given/received, a description of the item, and its approximate value. TEG will also maintain a record of gifts and entertainment given in the firm’s financial records.

If a third party could perceive a gift as being improper or as compromising the integrity of Supervised Persons and/or TEG or its affiliates, the gift should be respectfully declined. If there is any question as to whether a payment or consideration may be accepted, the Supervised Person should contact the CCO.

19.4.2	Exclusions

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The following items are not subject to TEG’s Gifts and Entertainment policies:

1.	Gifts of a personal nature, such as wedding gifts or congratulatory gifts for the birth of a child;
2.	Gifts and entertainment given to or received from individuals who are also family members of Supervised Persons of TEG; and
3.	Items of de minimis value given or received such as pens, mugs, shirts, golf balls, and other similar promotional items.

19.5	Additional Standards

In addition to the standards as set forth according to the above Code, certain Supervised Persons of TEG are also Registered Persons of Pacific Financial Associates (“PFA”), a broker/dealer licensed with the Financial Industry National Regulatory Authority (“FINRA”). Such Supervised Persons are therefore also responsible for compliance with the Written Supervisory Procedures and/or other governing documents of PFA. As a matter of professional integrity and responsibility, Supervised Persons shall always abide by the higher standard in situations where there exists varying procedures among multiple entities.

20	Personal & Proprietary Trading

TEG’s policy permits TEG and Access Persons, as such term is defined below, to maintain securities accounts, hereafter referred to as proprietary and personal accounts respectively, provided that investing in those accounts is consistent with TEG’s fiduciary duty to its clients and consistent with regulatory requirements.

Personal and proprietary trading must never adversely affect clients. TEG will monitor trading activity in any personal or proprietary accounts to confirm that the interests of clients come first, and that the trading activity complies with applicable securities laws. All securities transactions and holdings in any account of an Access Person or their immediate family members living in the same household, which the Access Person has control of and/or is a beneficial owner of, are subject to review by TEG.

Supervised Persons, who are Access Persons, will disclose to TEG their holdings and transactions in securities or other investments for which they are a beneficial owner, as defined below. Furthermore, Supervised Persons, who are Access Persons, will obtain written pre-approval for initial public offerings (IPOs), limited offerings, and certain personal investments in accordance with the firm’s pre-clearance policies, as defined below.

20.1	Definition of Access Person

An access person is defined as:

1.	TEG’s managers and officers; and

2.	Any Supervised Person who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

3.	Any Supervised Person who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

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For all policies and procedures relating to the Personal Securities Transactions Policy and Personal Accounts sections, including all subsections (as outlined below), the definition of Access Persons will include immediate family (as defined below), or for trusts for which the Access Person serves as a trustee or in which the Access Person has a beneficial interest.

20.1.1	List of Access Persons

For a list of current and past Access Persons, see the List of Functional Titles log.

20.1.2	Immediate Family

For purposes of the Code, “immediate family” means any of the following persons who reside in the same household as the Access Person:

Child	Grandparent	Son-In-Law
Stepchild	Spouse	Daughter-In-Law
Grandchild	Sibling	Brother-In-Law
Parent	Mother-In-Law	Sister-In-Law
Stepparent	Father-In-Law

Immediate family includes adoptive relationships and any other relationship (whether or not recognized by law or shown above), which the CCO determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

20.2	Beneficial Owner

For purposes of the Code, an individual is a “beneficial owner” if the individual has:

1.	A direct or indirect pecuniary interest in the securities;

2.	The power to vote or direct the voting of the shares of the securities or investments; or

3.	The power to dispose or direct the disposition of the security or investment.

The above definition applies to securities held in accounts of the Access Person and/or the Access Person’s immediate family members living in the same household.

20.3	Personal Securities Transactions Policy

TEG and Access Persons may invest in securities that are also recommended in the model portfolios for clients. However, proprietary and personal trading must be consistent with the requirements under Pre-Clearance of Trades below before placing a trade in those accounts.

Access Persons may have personal accounts that are managed by TEG in the same styles as TEG manages for clients, referred to here as “managed accounts”. TEG utilizes a third-party service provider to place trades for execution. TEG sends instructions only on the account, total dollars to be invested or liquidated, and the model portfolio, to the third-party service provider. The service provider determines the individual trades to be executed. In an effort to avoid an actual conflict or the appearance of a conflict of interests with its other clients, TEG will hold the model instructions for any personal or proprietary account, and will send such instructions to the service provider toward the end of the trading day. Therefore, these managed accounts will not be subject

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to the pre-clearance policies that are required for trading in personal or proprietary accounts that are not managed by TEG.

20.3.1	Pre-Clearance of Trades

Access Persons are required to obtain written approval from the CCO or designee prior to effecting, for himself or herself, for his or her immediate family (i.e. spouse, minor children, and adults living in the same household as the Access Person), for trust accounts for which the Access Person serves as a trustee or in an account which the Access Person has a beneficial interest (collectively “Covered Persons”), any transactions in any security, including but not limited to any security:

1.	Which is an initial or secondary public offering;

2.	Which is a private placement;

3.	Which is a limited offering;

4.	Which is an individual corporate or municipal bond;

5.	Shares issued by an open-end mutual fund advised or sub-advised by TEG;

6.	Which is an ETF; or

7.	Which is a derivative (e.g. options, warrants etc.) of any of the above securities.

Except for transactions that are exempted from this rule as defined in section 5.4.3 below, Access Persons desiring to trade any of the types of securities listed above requiring pre-clearance must submit a request for pre-approval in advance of the trade. This request must be submitted to the CCO. In the event of the CCO’s absence or for personal trading activity of the CCO, Nicholas Scalzo shall be responsible for reviewing pre-approval requests and issuing an appropriate response. All pre-approval requests and responses will be maintained by the CCO in accordance with applicable books and records rules.

Access Persons’ trades in securities, with the exception of those listed in section 5.4.3 below, that are also held in clients’ accounts should take place only after all transactions for those securities in clients’ accounts have been executed. Consequently, all pre-clearance requests will be reviewed by the CCO or his designee against current client holdings and approved or denied accordingly. The purpose of pre-clearance is so that TEG may adhere to its fiduciary duty to clients. However, there is no guarantee under this policy that clients will always receive more favorable pricing than Access Persons for trades in like positions.

Under certain limited circumstances, exceptions may be made by the CCO to the policies stated above. The CCO will maintain records of these trades, including the reasons for any exceptions.

5.3.2	Ban on Short-term Trading

Access Persons must hold each security (with the exception of those listed in section 5.4.3 below) for a period of not less than thirty (30) days from the date of acquisition. Any exceptions to this policy may only be made by the CCO, who will maintain records of these exceptions and the reasons for the exceptions.

20.4	Personal Accounts

To assist in the monitoring of employee trading, the Access Person will arrange to ensure duplicate statements of such accounts are forwarded directly from the brokerage firm to the CCO

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on a quarterly basis. The CCO will periodically review the trading activity for potential conflicts of interest or violation of the Code of Ethics.

20.4.1	Personal Holdings Reports

Access Persons must, within ten (10) days of becoming an Access Person and at least annually thereafter, report to the CCO their personal securities holdings on the firm’s Holdings Report. Each Holdings Report must contain, at a minimum, the following information:

1.	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

2.	The name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and

3.	The date the Access Person submits the report.

The required information must be current as of a date not more than 45 days prior to the employee becoming an Access Person (for initial reports) or the date the report is submitted (for annual reports).The CCO or his designee will conduct a review of the holdings reports for potential conflicts of interest or violation of the Code of Ethics.

20.4.2	Personal Security Transaction Reports

Access Persons must report all securities transactions (with the exception of those listed in section 5.4.3 below) on a quarterly basis. Access Persons must also report on a quarterly basis, any account(s) that was established during the quarter in which reportable securities were held for the direct or indirect benefit of the Access Person, including the name of the broker, dealer or bank with which the Access Person established the account.

It is the responsibility of the Access Persons to provide a signed Securities Transaction Report to the CCO no later than 30 days after the end of each calendar quarter. Each transaction report must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

1.	The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

2.	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

3.	The price of the security at which the transaction was effected;

4.	The name of the broker, dealer or bank with or through which the transaction was effected; and

5.	The date the Access Person submits the report.

In addition, the Access Person will ensure that the CCO has received duplicate brokerage statements including a complete reporting of transaction activity, on at least a quarterly basis; from each broker-dealer that maintains an account for which the Access Person has a beneficial interest.

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The CCO or his designee will review the personal transaction activity for violations of insider trading, front-running, pre-clearance of trades (as described above), and other potentially abusive practices or violations of the Code.

20.4.3	Exceptions to the Pre-Clearance, Ban on Short Term Trading and Reporting Policies

The following transactions are exempt from the pre-clearance, ban on short term trading, and reporting requirements described above:

1.	Transactions in any account over which neither TEG nor any Access Person of TEG has any direct or indirect influence or control;

2.	Securities transactions executed pursuant to an automatic investment plan;

3.	Transactions and holdings for securities that are:

a.	Direct obligations of the Government of the United States (e.g. Treasury bills or bonds);

b.	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.	Shares issued by money market funds;

d.	Shares issued by open-end mutual funds (other than ETFs); and

e.	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds.

The following transactions are exempt from the pre-clearance requirements only:

1.	A purchase or sale of 250 shares or less per day of the common stock of any security listed on the Standard & Poor’s 500 Composite Stock Index list (the “S&P 500 List”). The CCO or designee will maintain, update and distribute, at the beginning of each quarter, the S&P 500 List, which is a list of securities that comprise the S&P 500 Index as of the beginning of each calendar quarter; or

2.	A purchase or sale of 100 shares or less per day of the common stock of any security listed on the Russell 2000 Index list (the “Russell 2000 List”). The CCO or designee will maintain, update and distribute, at the beginning of each quarter, the Russell 2000 List, which is a list of securities that comprise the Russell 2000 Index as of the beginning of each calendar quarter; or

3.	A purchase or sale of an exchange traded fund (ETF) where the transaction is under $10,000, and the security has a market capitalization of over $2 billion, and the security is traded on the NYSE or other domestic exchange/financial market, including NASDAQ (excluding all options); or

4.	A bond purchase or sale which is less than $50,000 principal amount in an issuer.

21	Insider Trading

No Supervised Person, while in the possession of material nonpublic information (as defined below) about any company (including a registered investment company) (a “Company”), will for his/her portfolio or for the portfolios of others buy or sell the securities of that Company, or derivatives of such securities (e.g. options, warrants etc.), until that information becomes publicly disseminated and the market has had an opportunity to react.

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No Supervised Person will communicate or “tip” material nonpublic information about a Company to any person except for lawful purposes.

Supervised Persons will adhere to the firm’s policies and procedures regarding insider information as outlined in the firm’s compliance manual. Any improper trading or other misuse of material nonpublic information by any Supervised Person may be grounds for immediate dismissal.

TEG has adopted the following policies and procedures to reasonably prevent the misuse of material nonpublic information. All Supervised Persons of TEG are required to adhere to the firm’s policy.

21.1	Summary

Pursuant to Section 204A the Advisers Act, registered investment advisers are required to maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by the adviser or any person associated with the adviser.

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities (including mutual funds). Violations of the prohibitions against "insider trading" are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a Company or about the market for that Company's securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the Commission, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through the use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

21.2	Insider

The term “insider” includes both traditional insiders and temporary insiders. A traditional insider is generally any officer, director, partner, manager, or employee, of a Company who obtains material nonpublic information about that Company by virtue of his/her position or relationship with the Company. A traditional insider trading on inside information breaches a duty of trust and confidence to the shareholders of his corporation. A temporary insider is any person who receives material nonpublic information about a Company in the course of performing services for the Company. Temporary insiders may include, but are not limited to accountants, lawyers, consultants, underwriters, or the immediate family members of traditional insiders. A temporary insider trading on inside information breaches a duty of loyalty and confidentiality to the person who shared the confidential information with him. An insider who becomes aware of and uses or discloses material nonpublic information about a company obtained as the result of his/her relationship with another company may be deemed to have misappropriated such information.

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21.3	Material

The term “material information” is generally defined as information that a reasonable investor would consider important in making their investment decision with respect to a Company’s securities or information that is reasonably certain to affect the market price of the Company’s securities, regardless of whether the information is directly related to the Company’s business. Material information may include, but is not limited to: dividend changes, earnings estimates, changes in previously release earnings estimates, significant new products or discoveries, significant mergers or tender offer proposals or agreements, developments regarding major litigation by or against the company, liquidity or solvency problems, extraordinary management developments, or similar major developments.

21.4	Nonpublic

Information is to be considered “nonpublic” until it has been effectively disseminated to the marketplace for a sufficient period of time to be reflected in the security’s price. Information remains non-public until it has been publicly disclosed, meaning that it has been broadly distributed to the public in a non-exclusionary manner, such as via a filing with the Commission, or by appearance in publications of general circulation.

21.5	Policy Statement

TEG’s policy prohibits any Supervised Person who is in possession of material nonpublic information about a Company, or about the market for that Company's securities, to purchase or sell or cause another person to trade in those securities, or derivatives of such securities, until the information becomes public and the market has had time to react to it. Any Supervised Person having doubts regarding the propriety of a proposed securities transaction should seek advice from the CCO, who has been designated by TEG to handle such matters.

21.6	Disclosure of Material Nonpublic Information

No Supervised Person of TEG may disclose material nonpublic information about a Company or the market for that Company's securities to any person except to the extent necessary to carry out the legitimate business obligation of TEG or in circumstances in which the information is likely to be used for unlawful trading.

21.7	Procedures

1.	Every Supervised Person is required to disclose any outside business activities to the CCO.

2.	Every Supervised Person will disclose to the CCO any other activities they engage in that may reasonably cause them to have access to inside information.

3.	If necessary, the CCO will develop and maintain “restricted lists” and “watch lists” which identify the securities that may not be traded in client, Supervised Person and proprietary accounts without prior approval from the CCO.

4.	Every Supervised Person, before trading or making investment recommendations, for themselves or others, in the securities of a Company about which the Supervised Person may have potential insider information, or derivatives of such securities, shall consider whether the information is material and nonpublic. If after consideration, the information is material and nonpublic, or the Supervised Person is unable to determine whether the

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information is material and nonpublic, the Supervised Person must adhere to the following policies and prohibitions:

a.	Report the matter immediately to the CCO;

b.	Not purchase, sell or recommend those securities or derivatives of such securities, on behalf of him/herself or others, including accounts managed by TEG;

c.	Not communicate the information inside or outside TEG other than to the CCO or senior management.

After the CCO has reviewed the matter, the Supervised Person will be instructed as to the proper course of action to take.

5.	TEG will distribute to its Supervised Persons at time of hire, and at least with each newly updated version, the firm’s insider trading policy, by providing this Code. Every Supervised Person will be required to certify, by completing a compliance certification, that they have received, read, understood, and will comply with the firm’s policies.

6.	TEG will periodically review and update as necessary TEG’s insider trading policies to reflect regulatory, business, or industry changes.

7.	TEG’s CCO will review Access Person’s holdings and transaction reports (as defined in this Code) for potential violations of the policy.

21.8	Questions about TEG's Insider Trading Policy

While compliance with the law and with TEG's policies and procedures described in this manual is each individual's responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to the CCO, who has been designated by TEG to respond to such questions.

21.9	Violations

Violations of TEG's policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal.

22	Preserving Confidentiality

Supervised Persons will at all times preserve the confidentiality of information communicated by clients, unless they receive information concerning illegal activities on the part of the client. If that happens, the Supervised Person should give the information directly to the CCO for further action.

TEG has implemented policies and procedures, which are outlined in the firm’s compliance policies and procedures manual, to limit the sharing of and access to nonpublic personal information regarding the firm’s clients to TEG personnel who need that information to provide services to those clients.

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23	Reporting Violations

Supervised Persons must promptly report any violation or suspected violation of the Code or of any securities laws, or rules to the CCO. Reporting may be made on an anonymous basis. No retaliation or retribution of any kind will be taken against a Supervised Person for reporting a violation or potential violation in good faith.

All reports will be promptly investigated and, if deemed necessary, appropriate action will be taken. The CCO will be responsible for leading any investigations and reporting violations and investigative findings to the appropriate supervisor and senior management. TEG senior management may utilize any or all of the sanctions described below.

23.1	Sanctions/Disciplinary Policy

TEG senior management may use any or all of the following sanctions against any Supervised Person found to have violated either the Code or the firm’s written compliance policies and procedures.

1.	Letter of Caution

2.	Admonishment

3.	Fine, disgorgement

4.	Suspension

5.	Termination

6.	Report Violation to Regulatory Authorities

24	Code of Ethics Acknowledgement

TEG will provide to Supervised Persons a copy of the Code upon adoption and upon any amendments to the Code. Supervised Persons of TEG will be required to acknowledge, in writing, receipt of a copy of the Code and any amendments thereto. In addition, Supervised Persons of TEG must acknowledge their receipt and understanding of the Code at the beginning of each calendar year.

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